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                                                              Rec. Nov. 10, 2000
                                                                    Exhibit 10.9

                              AGREEMENT OF SUBLEASE

     This Agreement of Sublease (this "Sublease") is made as of the 31st day of March, 2000 by and between RENAISSANCE WORLDWIDE, INC., a Massachusetts corporation, having an office at 52 Second Avenue, Waltham, Massachusetts 02451 ("Sublessor"), and NETEGRITY, INC., a Delaware corporation, having an office at 200 West Street, Waltham, Massachusetts 02451 ("Sublessee").

                                   WITNESSETH

     WHEREAS, by a certain Lease Agreement, dated as of June 30, 1998 (the "Lease"), by and between Waltham 60/10 LLC ("Landlord"), as landlord, and Sublessor, as tenant, Landlord leased to Sublessor certain premises consisting of approximately 201,378 rentable square feet (the "Premises), being all of the rentable area in that certain building known as and numbered 52 Second Avenue, Waltham, Massachusetts (the "Building"), which Premises are more particularly described in the Lease, a copy of which Lease is annexed hereto as EXHIBIT A and made a part hereof; and

     WHEREAS, Sublessee desires to sublease from Sublessor and Sublessor is willing to sublease to Sublessee a portion of the Premises consisting of the entire third floor of the Building, containing approximately 50,345 rentable square feet as more particularly set forth on EXHIBIT B annexed hereto and made a part hereof (the "Subleased Premises");

     NOW THEREFORE, in consideration of Ten Dollars ($10) in hand paid by Sublessee to Sublessor, the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   SUBLEASING OF SUBLEASED PREMISES; CONDITION OF PREMISES.

     (1) Sublessor hereby subleases to Sublessee and Sublessee hereby hires from Sublessor, the Subleased Premises, upon and subject to all of the terms, covenants, rentals and conditions hereinafter set forth.

     (2) Sublessee shall accept so much of the Subleased Premises, containing approximately 30,000 rentable square feet, as is currently finished and improved for Sublessor's occupancy, as more particularly shown on Exhibit B- 1 attached hereto and made apart hereof (the "Initial Premises"). The Subleased Premises shall be delivered broom clean and otherwise in "as is" condition as of the date hereof, subject to ordinary wear and tear between the date hereof and the "Commencement Date" (as hereinafter defined). Sublessee expressly acknowledges and agrees that Sublessor has made no representations with respect to the

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Subleased Premises or the Building except as expressly provided herein and is not obligated to make repairs of or to perform any work at the Subleased Premises, except as set forth in subsection (c) below. To the best of Sublessor's knowledge, as of the date hereof, electric, plumbing and other major Building systems servicing the Subleased Premises are in good working order and repair and the Subleased Premises are in compliance with all laws, ordinances, codes and regulations affecting the Premises.

     (3) The balance of the Subleased Premises (i.e. so much of the Subleased Premises as is not part of the Initial Premises), containing approximately 20,345 rentable square feet, as more particularly shown on Exhibit B-2 attached hereto and made a part hereof (the "Additional Premises"), is currently unfinished "shell" space. Sublessee and Sublessor have agreed upon the layout/partitioning plan for the Additional Premises, which layout/partitioning plan is attached hereto as Exhibit C and made a part hereof. Sublessor shall, at Sublessor's sole cost and expense, cause the Additional Premises to be built out in accordance with Exhibit C to a kind and quality of construction consistent with that of the Initial Premises as of the date hereof excluding any non-standard improvements, including, but not limited to, any labs, special electrical (such as any work to equip an office or cubicle for more than one computer), mechanical or plumbing requirements, and all tel/data cabling. All such non-standard improvements, as well as any changes or additions to the plan on Exhibit B, shall be at Sublessee's sole cost and expense and shall be deemed Additional Rent. Sublessor also acknowledges and agrees that it is obligated at its sole cost and expense to restore the Subleased Premises at the end of the Term substantially in accordance with Exhibit C including, without limitation, the restoration of each circled and checked area of the plan on Exhibit C in accordance with the plan on Exhibit C. Such cost and expense shall be deemed Additional Rent. The "Additional Premises Rent Commencement Date" referred to in
Section 3 below shall mean the earlier of (i) such date as Sublessor delivers the Additional Premises to Sublessee substantially complete and suitable for Sublessee's use and occupancy but not in any event prior to April 1, 2000; (ii) such date as Sublessee takes occupancy of any portion of the Additional Premises for business purposes; or (iii) such date as the Additional Premises would have been substantially complete but for a delay in the build-out attributable to any change, addition or non-standard improvement to the plan in Exhibit B requested by Sublessee. Notwithstanding the foregoing, Sublessee shall have the right, so long as the same does not materially adversely affect the progress or completion of Sublessor's work therein, to have access to the Additional Premises at least two weeks prior to such substantial completion date for the purpose of installing Sublessee's furnishings and equipment, without such access being deemed to be occupancy for Sublessee's business purposes. Sublessor shall use commercially reasonable efforts to deliver the Additional Premises substantially complete and suitable for Sublessee's use and occupancy on or before June 10, 2000. In the event that the Additional Premises are not substantially complete within ninety (90) days after June 10, 2000, as extended by any delay attributable to any change, addition or non-standard improvement


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requested by Sublessee or Sublessee's failure to promptly respond to Sublessor requests for approvals or consents or by any other act or negligence of Sublessee or Sublessee's agents, contractors or employees (together, "Sublessee Delays") and by any delays caused by FORCE MAJEURE, which shall include strikes, inability to obtain materials, casualties, and any other matters beyond Sublessor's reasonable control, then Sublessee may terminate this Sublease by providing written notice to Sublessor prior to substantial completion. If the Additional Premises are not substantially complete by June 10, 2000, unless such delay in substantial completion was due to Sublessee Delays or force majeure, then Sublessee shall be entitled to an abatement of rent for the Additional Premises until such Additional Premises are substantially complete.

     (4) The Subleased Premises shall include the use of the Building Common Areas (except as provided herein) and parking, cafeteria and fitness room (as further described in Section 22 hereof). Notwithstanding anything to the contrary herein (i) the Subleased Premises shall not include, and Sublessor expressly reserves the exclusive use of (including continuous access to and from) Telephone Closet No. 3129, it being understood that, except in emergency, Sublessor shall use good faith efforts to give reasonable prior notice, which may be oral, of its exercise of such access rights, and to minimize disruption of Sublessee's use and enjoyment of the Subleased Premises; (ii) Sublessor and Sublessee shall share appropriate usage of Telephone Closet No. 3052; (iii) Sublessee's furnishings and usage of Activity Room 3020 shall be subject to Sublessor's review and approval, which shall not be unreasonable, giving due consideration to visibility of Activity Room 3020 from other portions of the Building; (iv) Sublessee shall provide its own reception functions within the Subleased Premises, and shall not have any right to representation at or participation in Sublessor's reception on the first office level of the Building; and (v) Sublessee shall be entitled to use the video kiosk closet No. 3094 for the purpose of installing its own video monitor consistent with section 5(a).

     2.   TERM.

     The term (the "Term") of this Sublease shall commence on April 1, 2000 (the "Commencement Date"), and shall expire at 11:59 P.M. on March 31, 2003 (the "Expiration Date"), unless sooner extended or terminated as hereinafter provided.

     3.   FIXED RENT.

     (1) For the period commencing on the Commencement Date and continuing through and including the Additional Premises Rent Commencement Date, Sublessee shall pay to Sublessor, in lawful money of the United States, a Fixed Rent at the rate of One Million Five Thousand Dollars ($1,005,000.00) per annum ($83,750.00 per month). Concurrently with the execution of this Sublease, Subtenant shall deliver to Sublandlord the first month's rent in the


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amount of $83,750.00. For the period commencing on the Additional Space Rent
Commencement Date and continuing through and including the Expiration Date, such Fixed Rent shall be payable at the rate of One Million Six Hundred Eighty-Six Thousand Five Hundred Fifty-Seven and 57/100 Dollars ($1,686,557.50) per annum ($140,546.46 per month). For any partial month at the beginning of the Term, and for any month during which the Additional Space Rent Commencement Date occurs, Fixed Rent shall be appropriately prorated.

     (2) Fixed Rent shall be due and payable on the first (1st) day of each calendar month during the Term at the office of Sublessor, or at such other place as Sublessor may designate by written notice, at any time from time to time, without any set-off or deduction of any kind whatsoever, except that Sublessee shall pay to Sublessor the first monthly installment of Fixed Rent due under this Sublease (together with such electricity charges as shall be due in accordance with Section 23 of this Sublease), upon the execution of this Sublease.

     4.   ADDITIONAL RENT.

     (1) Beginning with the payment of Fixed Rent due for the 13th full calendar month of the Term, Sublessee shall pay to Sublessor, as Additional Rent, Sublessee's Proportionate Share, as hereinafter defined, of such amounts as Sublessor from time to time gives notice to Sublessee that Sublessor is obligated to pay to Landlord in respect of Operating Costs, including estimated payments thereof, under and pursuant to Section 4.2 of the Lease, but only to the extent such payments on an annualized basis, exceed, or are reasonably estimated by Sublessor to exceed, $9.50 per rentable square feet per year. Sublessee shall be entitled to Sublessee's Proportionate Share of any credit or refund as and when received by Sublessor, and shall pay Sublessee's Proportionate Share of any additional payment request to be made by Sublessor for Operating Costs in excess of $9.50 per rentable square feet per year as a result of the final determination of Operating Costs for any calendar year as
Section 4.2 of the Lease provided. Sublessee's Proportionate share shall be a fraction, the numerator of which is the rentable square feet in the Subleased Premises and the denominator of which is the rentable square feet in the Building, currently 50,345/201,378 or 25%.

     (2) All amounts payable by Sublessee to Sublessor pursuant to this Sublease, including, without limitation, Fixed Rent and Additional Rent, shall be deemed to be and shall constitute rent for all purposes hereunder and, in the event of any non-payment thereof, Sublessor shall have all of the rights and remedies provided herein (including, without limitation, those rights and remedies set forth in Section 10 hereof), at law or in equity for non-payment of rent. The obligation of Sublessee to pay all amounts to Sublessor of Fixed Rent and Additional Rent due hereunder and under the Lease arising during the term of the Sublease, as incorporated herein and as modified hereby, shall survive the Expiration Date or earlier termination of this


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Sublease.

     5.   CARE, SURRENDER AND RESTORATION OF THE PREMISE.

     (1) Without limiting any other provision of this Sublease or the Lease, Sublessee shall take good care of the Subleased Premises, suffer no waste or injury thereto and shall comply with all laws, orders and regulations applicable to the Subleased Premises, the Building and Sublessee's use or manner of use thereof, which are imposed on Sublessor, as tenant under the Lease, in connection with the Subleased Premises and/or the Building. Notwithstanding the first paragraph of Section 6.1 of the Lease, Sublessee shall make no Alteration (as defined in Article 6 of the Lease) to the Subleased Premises without the prior written consent of Sublessor, and then only fully in compliance with the applicable provisions of Article 6 of the Lease. In no event, however, shall Sublessee have any right with respect to the elevator and atrium lobby area (including Activity Room 3020) of the Subleased Premises either (i) to make any Alteration, addition, modification, decoration or fixturing, or (ii) to use it for any Sublessee purpose whatsoever, except as set forth herein, except that Sublessor's approval shall not be unreasonably withheld or delayed for Building standard furnishings and signage, or for furnishings and signage consistent with other Building furnishings and signage, in such areas.

     (2) Upon the Expiration Date or earlier termination of the Term, Sublessee shall quit and surrender the Subleased Premises to Sublessor, broom clean, in good order and condition, ordinary wear and tear excepted and Sublessee shall remove all of its property therefrom. Sublessee shall observe and perform each of the covenants contained in this Sublease.

     6.   USE.

     Sublessee shall use and occupy the Subleased Premises as and for office use and for no other purpose.

     7.   SUBORDINATION TO AND INCORPORATION OF TERMS OF THE LEASE.

     (1) This Sublease is in all respects subject and subordinate to all of the terms, provisions, covenants, stipulations, conditions and agreements of the Lease, and, except as otherwise expressly provided in this Sublease, all of the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements of the Lease (including but not limited to Article 14 (except for Section 14.3) of the Lease as to payment of Fixed Rent and Additional Rent in accordance with the provisions hereof) are incorporated in this Sublease by reference and made a part hereof as if herein set forth at length, and shall, as between Sublessor and Sublessee (as if they were the Landlord and Tenant, respectively, under the Lease, and the


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word "Lease" were "Sublease"), constitute the terms of this Sublease, except for
Articles 2, 3, 4, Section 5.5, Article 9, Sections 14.2 (e), 14.3, 15.1, 16.1
and 16.3, Articles 17 and 20 and Sections 21.9 and 21.10, as well as such other terms of the Lease as do not relate to the Subleased Premises or are inapplicable to, inconsistent with, or specifically modified by, the terms of this Sublease (which provisions, for purposes of this Sublease, are hereby deemed deleted in their entirety). Sections 5.1 through 5.4 of the Lease are incorporated herein expressly subject to the provisions of Section 9 hereof. In furtherance of the foregoing, Sublessee shall not take any action or do or permit to be done anything which (i) is or may be prohibited to Sublessor, as tenant under the Lease, (ii) might result in a violation of or default under any of the terms, covenants, conditions or provisions of the Lease or any other instrument to which this Sublease is subordinate, or (iii) would result in any additional cost or other liability to Sublessor. This clause shall be self-operative and no further instrument of subordination shall be required, but Sublessee shall execute promptly any certificate confirming such subordination that Sublessor may request. In the event of any inconsistency between this Sublease and the Lease, such inconsistency shall be resolved in favor of that obligation which is more onerous to Sublessee or that restriction which is more restrictive of Sublessee, as the case may be.

     (2) In the event that the Lease is canceled or terminated due to default of Sublessor, Sublessee shall, at the option of Landlord, attorn to and recognize Landlord, as Sublessor hereunder, and shall, promptly upon Landlord's request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition. Sublessor has disclosed to Sublessee that Sublessor and Landlord dispute certain matters relating to the Lease including, without limitation, whether Sublessor has performed in a timely manner all of its obligations under the Lease. These disputes arose prior to the date of this Sublease. So as of the date of this Sublease, Sublessor agrees to perform in a timely manner all of its obligations under the Lease except to the extent they are to be performed by Sublessee pursuant to the terms of this Sublease.

     8.   SUBLESSEE'S OBLIGATIONS.

     Except as specifically set forth herein to the contrary, all acts to be performed by, and all of the terms, provisions, covenants, stipulations, conditions, obligations and agreements to be observed by, Sublessor, as tenant under the Lease, shall, to the extent that the same relate to the Subleased Premises, be performed and observed by Sublessee, and Sublessee's obligations in respect thereof shall run to Sublessor or Landlord, as Sublessor may determine to be appropriate or as may be required by the respective interests of Sublessor and Landlord. Sublessee shall indemnify, defend and hold Sublessor harmless from and against all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorneys' fees and other costs) which are paid, suffered or incurred by Sublessor or claimed or asserted against Sublessor as a result of or alleged to have resulted from the nonperformance or


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nonobservance of any such terms, provisions, covenants, stipulations, conditions, obligations or agreements by Sublessee under this Sublease.

     9.   SUBLESSOR'S OBLIGATIONS.

     Sublessor agrees that except as expressly provided herein, Sublessee shall have and enjoy the same rights which Sublessor, as tenant under the Lease, has to performance by Landlord of any service, repair, alteration or other similar obligation which is the obligation of Landlord to perform under those provisions of the Lease incorporated herein, provided, however, that notwithstanding anything contained in this Sublease to the contrary, Sublessor shall have no responsibility to Sublessee for, and shall not be required to provide, any of the services or make any of the repairs or restorations which Landlord has agreed to make or provide, or cause to be made or provided, under the Lease (including, without limitation, Landlord's obligations set forth in Article 5 of the Lease) and Sublessee shall rely upon, and look solely to, Landlord for the provision of such services and the performance of such repairs and restorations. SUBLESSEE SHALL CONTACT SUBLESSOR'S FACILITY MANAGER, SPAULDING & SLYE COLLIERS (OR SUCH OTHER PERSON OR ENTITY AS SUBLESSOR SHALL FROM TIME TO TIME IDENTIFY AS ITS FACILITY MANAGER BY NOTICE TO SUBLESSEE), FOR ALL BUILDING CONCERNS SUCH AS MAINTENANCE, JANITORIAL, CAFETERIA, FITNESS CENTER, PARKING, SECURITY AND OTHER BUILDING RELATED ISSUES. Sublessee shall not make any claim against Sublessor for any damage which may result from, nor shall Sublessee's obligations hereunder (including, without limitation, Sublessee's obligation to pay all Fixed Rent and Additional Rent when due be impaired by reason of (a) the failure of Landlord to keep, observe or perform any of its obligations under the Lease, or (b) the acts or omissions of Landlord or any of its agents, contractors, servants, employees, invitees or licensees. If Landlord shall default in any of its obligations to Sublessor with respect to the Subleased Premises, Sublessee shall be entitled to request that Sublessor enforce Sublessor's rights against Landlord with respect thereto. Sublessor agrees to use commercially reasonable efforts to enforce Sublessor's rights against Landlord. In no event shall Sublessor have any obligation to bring any action or proceeding against Landlord. In the event of such default and in the event that Sublessor elects a remedy that entitles Sublessor to rent abatement and Sublessor receives such abatement, then Sublessor agrees to pass on to Sublessee a share of such abatement to the extent it applies to the Subleased Premises.

     10.  COVENANTS WITH RESPECT TO THE LEASE.

     In the event that Sublessee shall be in default of any term, provision, covenant, stipulation, condition, obligation or agreement of, or shall fail to honor any obligation under, this Sublease, Sublessor, on giving the notice, if any, required by the Lease (as modified pursuant to Section 15 hereof) and subject to the right, if any, of Sublessee to cure any such default within any applicable grace period provided in the Lease (as modified pursuant to Section 15 hereof),


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shall have available to it all of the remedies available to Landlord under the
Lease including without limitation Section 14.2 of the Lease (with the words "Fixed Rent" substituted for "Base Rent" and "Additional Rent" substituted for "Operating Costs") in the event of a default or failure on the part of the Sublessor, as tenant thereunder. Such remedies shall be in addition to all other remedies available to Sublessor at law or in equity.

     11.  BROKER .

     Sublessor and Sublessee each represent and warrant to the other that neither has dealt with any broker or finder in connection with this Sublease other than Trammell Crow Company and CRF Partners (the "Brokers") and Sublessor and Sublessee each agree to indemnify, defend and hold the other harmless from and against any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorneys' fees and other charges) arising out of (i) any breach of the foregoing representation and/or (ii) any claim, demand or proceeding for a real estate brokerage commission, finder's fee or other compensation made by any person or entity other than the Brokers in connection with this Sublease claiming to have dealt with the indemnifying party and not such other party. If, as and when this Sublease is executed, and the first month's Fixed Rent is paid, Sublessor shall pay the Brokers 50% of the fee and commission due them pursuant to a separate agreement, with the remaining 50% commission to be paid upon occupancy of and the commencement of payments of Fixed Rent by Sublessee for the Additional Premises.

     12.  INDEMNIFICATION OF SUBLESSOR AND SUBLESSEE.

     (1) Sublessee agrees to indemnify, defend and hold Sublessor harmless from, any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorneys' fees and other charges) which are paid, suffered or incurred by Sublessor or claimed or asserted against Sublessor as a result of or alleged to have resulted from (a) any personal injuries or property damage occurring in, on or about the Subleased Premises during the Term other than due wholly to the negligence of Sublessor,
(b) any work or thing done, or any condition created, by Sublessee in, on or about the Subleased Premises or the Building during the Term, or (c) any act or omission of Sublessee or Sublessee's agents, contractors, servants, employees, invitees or licensees during the Term.

     (2) Sublessor agrees to indemnify, defend and hold Sublessee harmless from, any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorneys' fees and other charges) due to or arising out of (i) Sublessor's use of the Telephone Closets as further described in Section 1(d) hereof or (ii) any willful or negligent act or omission by Sublessor or anyone for whom Sublessor is legally responsible, other than due


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wholly to the negligence of Sublessee. In no event shall Sublessor be liable for any indirect incidental, special, punitive or consequential damages, including lost profit or revenues, even if informed of their possibility.

     13.  TERMINATION OF LEASE.

     If the term of the Lease is terminated prior to the Expiration Date, then, subject to Section 7(b) hereof, this Sublease shall immediately terminate and Sublessor shall not be liable to Sublessee by reason thereof.

     14.  APPROVALS OR CONSENTS.

     In all provisions of the Lease requiring the approval or consent of Landlord, Sublessee shall be required to obtain the express written approval or consent of Sublessor.

     15.  TIME LIMITS.

     The parties agree that unless otherwise expressly modified herein, the time limits set forth in the Lease for the giving of notices, making demands, payment of any sum, the performance of any act, condition or covenant, or the exercise of any right, remedy or option, are modified for the purpose of this Sublease by
(i) shortening the same in each instance by three (3) business days (but never to less than two (2) calendar days) if requiring performance by Sublessee, and
(ii) by lengthening the same in each instance by three (3) business days if requiring performance by Sublessor, so that notices may be given, demands made, any act, condition or covenant performed and any right or remedy hereunder exercised, by Sublessor or Sublessee, as the case may be, within the time limits relating thereto contained in the Lease. Sublessor and Sublessee shall, promptly after receipt thereof, furnish to each other a copy of each notice, demand or other communication received from Landlord with respect to the Subleased Premises.

     16.  ASSIGNMENT AND SUBLETTING.

     (1) Sublessee shall not assign, sublet, mortgage, pledge or encumber this Sublease, the Subleased Premises, or any interest in the whole or in any portion thereof, without the prior written consent of Sublessor (which consent shall not be unreasonably withheld or delayed). For purposes of this Article 16, a transfer, in one transaction or a series of transactions, of a controlling interest in the capital stock or other ownership or membership interests in Sublessee shall be deemed to be an assignment of this Sublease. If Sublessee makes any such assignment, mortgage, sublease or pledge (whether with or without Sublessor's written consent), Sublessee named herein shall nonetheless remain primarily liable for the performance and observation of all

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of the terms of this Sublease required to be observed or performed by Sublessee hereunder. Fifty percent (50%) of the amount by which any rentals, fees and charges from time to time received by Sublessee in connection with any such assignment or sublease (after first netting out any reasonable brokerage and re-letting expenses actually incurred by Sublessee), exceed the Fixed Rent and Additional Rent payable to Sublessor hereunder (hereinafter referred to as "Excess Rental") shall be paid immediately by Sublessee to Sublessor as Additional Rent under this Sublease. In such event, the Fixed Rent and Additional Rent payable by Sublessee to Sublessor under this Sublease for the balance of the Sublease Term shall be increased by an amount equal to the Excess Rental. In addition, Sublessor shall have the option, in its sole discretion, to terminate this Sublease effective as of the proposed effective date of any assignment or sublease, by giving Sublessee written notice thereof within ten
(10) days after Sublessor's receipt of said notice front Sublessee; and in the event Sublessee shall propose to sublet only a portion of the Subleased Premises, Sublessor shall have the additional option to terminate this Sublease as to that portion of the Subleased Premises proposed to be sublet. Should Sublessor not elect to so terminate this Sublease in connection with any proposed subletting or assignment, Sublessor shall continue to have the right to disapprove same (subject to the terms herein). Upon any subletting or assignment by Sublessee in accordance with the terms hereof, any extension option granted herein other than a permitted assignment pursuant to Paragraph 16 (3) shall become null and void. Consent by Sublessor to one or more assignments or sublettings shall not operate as a waiver of Sublessor's rights as to any subsequent assignments or sublettings.

     (2) If Sublessee should desire to assign this Sublease or sublet the Subleased Premises (or any part thereof), Sublessee shall give Sublessor written notice thirty (30) days in advance of the proposed effective date of any proposed assignment or sublease, specifying (i) the name, current address, and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Subleased Premises proposed to be so subleased, (iii) the proposed effective date and duration of the assignment or subletting, and (iv) the proposed rent or consideration to be paid to Sublessee by such assignee or sublessee. Sublessee shall promptly supply Sublessor with financial statements and other information as Sublessor may reasonably request to evaluate the proposed assignment or sublease. Sublessee agrees to reimburse Sublessor for Sublessor's reasonable attorney's fees incurred.

     (3) Notwithstanding anything to the contrary in this Sublease, Sublessee shall have the right, for which Sublessor's prior written consent shall not be withheld or delayed, at any time, and from time to time to transfer to any entity into or with which Sublessee is merged or consolidated, or to which substantially all of Sublessee's assets are transferred, or to any corporation that controls or is controlled by Sublessee, or is under common control with Sublessee, provided in any of such events (a) the successor to Sublessee has a net worth (computed in accordance with generally accepted accounting principles) of at least $50,000,000,

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and (b) proof satisfactory to Sublessor of such net worth shall have been delivered to Sublessor within five (5) days after the effective date of any such transaction. In the event of such a transfer, Sublessor shall have the right to increase the security deposit if in its reasonable opinion it deems such increase appropriate. This covenant and assignment shall run with the land and shall bind Sublessee and Sublessee's heirs, executors, administrators, personal, representatives, successors and assigns.

     (4) If Sublessee assigns, sublets or makes any other transfer of all or any portion of its interest(s) hereunder, Sublessee named in this Sublease shall remain directly arid primarily responsible for the faithful performance and observance of all of the covenants and obligations on Sublessee's part to be performed in this Sublease.

     (5) Any assignee or subtenant hereunder shall be bound by and shall comply with all of the terms and provisions in this Sublease. As a condition to the effectiveness of any assignment that is permitted hereunder, the assignee shall, by an instrument in writing, within five (5) days after the effective date of the applicable transaction assume and agree to perform (for the express benefit of Sublessor) the terms hereof; and as a condition to the effectiveness of any sublease that is permitted hereunder, the subtenant shall acknowledge in writing (for the express benefit of Sublessor) within five (5) days after the effective date of the applicable transaction the existence of this Sublease and shall covenant not to do or permit to be done anything that would constitute a breach thereof.

     (6) Notwithstanding anything contained in this Paragraph 16 to the contrary, provided Sublessee is not in default hereunder, Sublessor shall not unreasonably withhold or delay its consent to Sublessee's request to assign this Sublease or to sublease the Subleased Premises. In determining the reasonableness of Sublessor's approval of or failure to consent to Sublessee's assignment of this Sublease or the subleasing of the Subleased Premises, Sublessor may take into consideration all relevant factors surrounding the proposed sublease and assignment, including without limitation, the following:

          (1) the business reputation of the proposed assignee or subtenant and its partners, officers, directors and stockholders;

          (2) the nature of the business and the proposed use of the Subleased Premises by the proposed assignee or subtenant;

          (3)  the financial condition of the proposed assignee or subtenant;

          (4) the effect that the proposed assignee or subtenant would have on the operations and maintenance of the Building;

          (5) whether or not the proposed assignee or subtenant is presently a competitor (or subsidiary, affiliate or parent of a competitor);

          (6) restrictions, if any, contained in other leases or agreements affecting the Building;

          (7) the extent to which the proposed subtenant or assignee and Sublessee provide Sublessor with assurances reasonably satisfactory to Sublessor as to the satisfaction of Sublessee's obligations hereunder, including the payment of rent;

          (8) restrictions, if any, imposed by the holder of any mortgage encumbering the Building or any portion thereof;

taking into account the fact that the Building is Sublessor's corporate headquarters and that portions of the Subleased Premises are visible from Building common areas, including the atrium, and from other premises occupied by Sublessor and by other tenants.

     17.  END OF TERM.

     Sublessee acknowledges that possession of the Subleased Premises must be surrendered to Sublessor onthe Expiration Date or earlier termination of this Sublease (subject to the force majeure) in the same condition as set forth in
Section 5(b) hereof, subject to normal wear and tear, casualty or condemnation. Sublessee agrees to indemnify, defend and hold Sublessor harmless from, any and all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, attorney's fees and other charges) which are paid, suffered or incurred by Sublessor as a result of the failure of, or the delay by, Sublessee in so surrendering the Subleased Premises, including, without limitation, any claims made by Landlord or any succeeding tenant founded on such failure or delay.

     18.  DESTRUCTION, FIRE AND OTHER CASUALTY.

          [Intentionally Omitted]

     19.  EMINENT DOMAIN.

     With respect to Section 11.2 of the Lease, in the event Sublessor receives an award for relocation benefits and moving expenses Sublessee shall be entitled to a share provided that (i) Sublessee advanced Sublessor its proportionate share of the expenses incurred by Sublessor in connection with any effort to obtain such an award and (ii) the condemnation or taking adversely affects Sublessee.

     20.  NOTICES.

     Any notice, request or demand ("Notice") permitted or required to be given by the terms and provisions of this Sublease, or by any law or governmental regulation, either by Sublessor or Sublessee, shall be in writing. Unless otherwise required by law or regulation, all Notices shall be given and shall be deemed to have been served and given by either of the parties hereto and received by the other party, on the date when the party giving the Notice shall have mailed the Notice by any nationally recognized overnight delivery service (with signature required) or hand delivered the Notice (with signature required), addressed to the other party at the address of the other party first set forth above. A copy of all Notices sent (i) to Sublessor shall be sent to the address set forth on the first page of this Sublease, Attention: General Counsel and (ii) to Sublessee shall be sent to the address set forth in the preface of this Sublease (to the attention of Facility Manager), with a copy to Hutchins, Wheeler and Dittmar, 101 Federal Street, Boston, Massachusetts 02110,
Attention: Anthony J. Medaglia, Jr., P.C. Either party hereto may designate a different address for Notices to such party by serving Notice of such change in accordance with this Section 19.

     21.  EXTENSION.

     Sublessor may, at its sole election, give notice to Sublessee at least twelve (12) months prior to the Expiration Date, of Sublessor's good faith determination that all or a substantial portion of the Subleased Premises is or will be needed by Sublessor within the two (2) years following the Expiration Date for actual occupancy by Sublessor or one or more of its affiliates. Unless Sublessor shall give timely such notice, Sublessee shall have the option, by notice to Sublessor at least nine (9) months' prior to the Expiration Date, to extend the Term of this Sublease for one (1) period of two (2) years. If Sublessee fails to give timely such notice of extension, Sublessee's extension option shall be conclusively deemed waived and of no further force or effect, time being of the essence. Said extension option is further subject to the conditions that Sublessee shall not then (x) have assigned this Sublease or sublet more than twenty-five (25%) percent of the Subleased Premises other than a permitted assignment pursuant to Paragraph 16 (3) or (y) be in default under this Sublease beyond such grace or cure period, if any, as may be applicable to such default. The rate of Fixed Rent payable by Sublessee during such two-year extension period shall be the higher of (i) the Fixed Refit and Additional Rent payable during the then current lease year immediately proceeding such two-year extension period or (ii) Fixed Rent determined pursuant to the method for determining "Base Rent" set forth in subsection (c) (but not subsection (d)) of
Section 2.3 of the Lease, except that "Extension Market Rate" shall mean the fair market rental rate for the Subleased Premises in its then "as is" condition for such two-year extension term, upon and otherwise upon and subject to the other terms and provisions of this Sublease, with "Sublessor" substituted for "Landlord" and

"Sublessee" substituted for "Tenant".

     22.  SECURITY DEPOSIT.

     Sublessee shall deposit with Sublessor, as security for the faithful performance and observance by Sublessee of the terms, conditions, covenants and provisions of this Sublease, including the timely and proper surrender of possession of the Subleased Premises the following security:

     (1) Sublessee shall deliver to Sublessor upon execution of this Sublease a clean, irrevocable, non-documentary (other than the sight draft referred to therein) and unconditional Letter of Credit (the "Letter of Credit") in an amount equal to Eight Hundred Forty-Three Thousand Two Hundred Seventy-Eight and 75/100 Dollars ($843,278.75) (the "Security Deposit" issued by and drawn upon any commercial bank (hereinafter referred to as the "Issuing Bank") with offices for banking purposes in the City of Boston and which shall mean FleetBoston Bank or any other bank, trust company, national banking association or savings and loan association which (or the parent company of which) have outstanding unsecured, uninsured and unguaranteed indebtedness that is then rated, without regard to qualification of such rating by symbols as "+" or "-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Corporation, and has combined capital, surplus and undivided profits of not less than $500,000,000.00, which Letter of Credit shall have a term of not less than one year, be in form and content satisfactory to Sublessor, be for the account of Sublessor and be fully transferable by Sublessor in its entirety, but not in part, without the payment of any fees or charges, if being agreed that if any such fees or charges shall be so imposed, then such fees or charges shall be paid by Sublessee. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the term of this Lease, unless the Issuing Bank sends notice (the "Non-Renewal Notice") to Sublessor by certified mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit that it elects not to have such Letter of Credit renewed. Additionally, the Letter of Credit shall provide that Sublessor shall have the right, exercisable within twenty (20) days of its receipt of the Non-Renewal Notice, by sight draft on the Issuing Bank to receive the monies represented by the existing Letter of Credit and to hold such proceeds pursuant to the terms of this Paragraph 21 as a cash security pending the replacement of such Letter of Credit. In the event that Tenant defaults in respect of any of the terms, provisions, covenants or conditions of this Sublease, including, but not limited to, the payment of Fixed Rent and Additional Rent, beyond the expiration of any applicable grace period, Sublessor may notify the Issuing Bank and thereupon receive all the monies represented by the Letter of Credit and use, apply or retain the whole or any part of such proceeds, to the extent required for the payment of any Fixed Rent or Additional Rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee's default in respect of any of the terms, provisions, covenants or conditions of this Sublease, including, but not limited to, any damages or deficiency in the reletting of the Subleased Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other reentry by Sublessor. If Sublessor applies or retains any part of the proceeds of the Letter of Credit, Sublessee, upon demand, shall deposit with Sublessor the amount so applied or retained so that Sublessor shall have the full deposit on hand at all times during the Term. If Sublessee shall surrender the Subleased Premises to Sublessor in accordance with this Sublease and shall pay all Fixed Rent and Additional Rent due hereunder in full through and including the Expiration Date of this Sublease and no other default shall have occurred and be continuing, the Letter of Credit shall be returned to Sublessee within thirty (30) days after the Expiration Date and delivery of the entire possession of the Subleased Premises to Sublessor. Sublessee expressly agrees that Sublessee shall have no right to apply any portion of the Security Deposit against any Sublessee's obligations to pay Fixed Rent or Additional Rent hereunder and, if Sublessee shall seek to so apply such Security Deposit, Sublessee shall pay liquidated damages to Sublessor in a sum equal to two (2) times the amount of any such unpaid Fixed Rent or Additional Rent. In the event of a transfer or assignment of the Sublease, within thirty
(30) days of notice of such sale or leasing, Sublessee at its sole cost and expense, shall arrange (i) for the transfer of the Letter of Credit to the new sublandlord as designated by Sublessor in such notice or (ii) to have the Letter of Credit reissued in the name of the new sublandlord; and Sublessor shall thereupon be released by Sublessee from all liability for the return of such security. Sublessee shall look solely to the new sublandlord for the return of such Letter of Credit and the provisions hereof shall apply to every transfer or assignment made of the security to a new sublandlord. Sublessee further covenants and agrees that it shall not assign or encumber or attempt to assign or encumber the Letter of Credit deposited herein as security and that neither Sublessor nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

     (2) Notwithstanding anything to the contrary contained in this Sublease, provided that no default, beyond any applicable notice and grace period, shall have occurred and be continuing as of any Reduction Date, then the Security Deposit shall be reduced over the Term as follows: (i) upon the first (1st) anniversary of the Commencement Date, the Security Deposit shall be reduced to an amount equal to Five Hundred Sixty-Two Thousand, One Hundred Eighty-Five and 83/100 Dollars ($562,185.83); (ii) upon the second (2nd) anniversary of the Commencement Date, the Security Deposit shall be reduced, and shall remain for the balance of the Term at, to an amount equal to Two Hundred Eighty-One Thousand Ninety-Two-and 92/100 Dollars ($281,092.92) (each of the anniversary dates provided for in (i) and (ii) above is individually a "Reduction Date" and collectively, the "Reduction Dates"). In connection with such reduction, provided that Sublessee shall tender to Sublessor a replacement or amended Letter of Credit in the appropriately reduced amount of the Security Deposit, Sublessor shall promptly exchange the Letter of Credit then held by Sublessor for the Letter of Credit tendered by Sublessee in the reduced amount set forth above. In the alternative, and provided that no default, beyond any applicable notice and grace period, shall have occurred and be continuing as of any Reduction Date, Sublessor shall, within ten (10) business days following request from Sublessee furnish to the Issuing Bank a letter signed by Sublessor acknowledging that no default by Sublessee has occurred and is continuing beyond applicable notice and grace, and agreeing to such reduction of the Security Deposit as provided above.

     23.  OTHER SUBLESSEE RIGHTS.

     Sublessee shall have the fight to use, on a non-reserved basis, a maximum of 166 of the parking spaces made available to Sublessor pursuant to Section 4.4 of the Lease on Levels 3, 4 and 5 of the Parking Facility. Sublessor reserves the right to regulate and control such parking usage by Sublessee its employees, licensees and invitees with parking stickers, tags, cards or any other reasonable procedure. Sublessee shall participate and cooperate in such control procedure and agrees that in the event of excess parking by Sublessee, its employees, licensees or invitees ("Parking Default"), any of the offending vehicles or other Sublessee vehicles may be denied parking privileges and/or towed at Sublessee's expense and Sublessee may be subjected to a fine or penalty of $250.00 per vehicle, which tow charges and fines or penalties shall be payable as Additional Rent on each occasion. Sublessor shall attempt in good faith, but shall have no obligation, to contact Sublessee prior to towing any offending vehicle. In the event of such Parking Default (and without in any way limiting Sublessor's rights to tow, charge fees, or deny privileges as described above), Sublessee will give written notice of the Parking Default ("Parking Default Notice"), and Sublessee shall have ten (10) business days to remedy such Parking Default. If during any twelve (12) month period Sublessor shall give Sublessee a Parking Default Notice on three (3) occasions, then commencing with the fourth occasion and any subsequent occasion during such twelve (12) month period, Sublessee shall pay Sublessor 125% of the monthly rent for each month such Parking Notice Default is given. In addition, in any twelve (12) month period, after the second occasion of Sublessor giving Sublessee a Parking Default Notice, Sublessee agrees to pay any reasonable costs incurred by Sublessor to offset the cost of monitoring Sublessee's parking, including, but not limited to, the hiring of additional personnel, upgrading security access card software, or signage/space identification programs. Sublessee shall have the right to Building standard signage in the interior lobby of the Subleased Premises and to representative inclusion in the Building lobby directory. Employees of Sublessee shall have the right to use the cafeteria, as well as the fitness center in the Building from time to time maintained by Sublessor, subject to such rules and regulations and, in the case of the fitness center the payment of such per employee annual fee Sublessor may reasonably establish from time to time.

     24.  ELECTRICITY CHARGE.

     Sublessee shall pay monthly, as Additional Rent, as and when payments of Fixed Rent are due, an electricity charge equal to the sum of Four Thousand One Hundred Ninety-Five and 42/100 Dollars ($4,195.42) in respect of Sublessor's costs of providing electricity to the Subleased Premises. Sublessee's use of electricity within or serving its uses of the Subleased Premises shall not exceed that reasonably required for normal office use. If Sublessor at any time reasonably determines that Sublessee's use of electricity exceeds reasonable requirements for normal office use, and Sublessor elects to permit such excess usage, Sublessor may, at Sublessee's expense, submeter such space and the electricity charge payable monthly by Sublessee shall be adjusted to such amount as Sublessor from time to time reasonably estimates based upon such submetering and specifies by notice to Sublessee, with periodic adjustments, not less frequently than annually, as Sublessee's actual usages are known.

     25.  SUBLESSEE'S INSURANCE.

     (1) Sublessee shall obtain and keep in full force and effect during the term of this Sublease:

          (1) a policy of commercial general public liability insurance, on a primary and non-contributory basis, including bodily injury and property damage, with a broad form contractual liability endorsement or the then equivalent of such coverage, protecting Sublessee, Sublessor, Sublessor's employees and agents and any other parties designated by Sublessor having an interest in the Subleased Premises, as additional insureds, on an occurrence basis against claims for personal injury, death and/or property damage occurring in or about the Subleased Premises, and under which the insurer agrees to indemnify, defend and hold Sublessee harmless from and against, among other things, all cost, expense and/or liability arising our of or based upon any and all claims, accidents, injuries and damages for which Sublessee shall be liable in accordance with this Sublease and the Lease, with any umbrella and primary commercial general liability policy on a coterminous basis. The minimum limits for liability shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000 for injury (or death) and damage to property (or in any increased amount reasonably required by Sublessor); and

          (2) insurance against loss or damage by fire, and such other risks and hazards

               (including burglary, theft, vandalism, sprinkler leakage damage, breakage of glass within the Subleased Premises as are insurable under then available standard forms of "all risk" insurance policies, to Sublessee's property and Sublessee's alterations for the full replacement cost value thereof (including an "agreed amount" endorsement having a deductible amount, if any, as shall be determined by Sublessee in the exercise of Sublessee's commercially reasonable discretion);

          (3) during the performance of any alteration, until completion hereof, builder's risk insurance, with no restrictions on coverage on an "all risk" basis and on a completed value form for full replacement value covering the interests of Sublessor and Sublessee, with Sublessor as a named insured; and

          (4) worker's compensation insurance as required by law, with express waiver of subrogation for the benefit of Sublessor.

     (2) Prior to the time such insurance is first required to be carried by Sublessee and thereafter, at least thirty (30) days prior to the expiration of any such policies, Sublessee agrees to deliver to Sublessor evidence of payment for the policies together with certificates evidencing such insurance. All such certificates shall contain endorsements that (a) such insurance may not be modified or canceled or allowed to lapse except upon thirty (30) days' written notice to Sublessor by certified mail, return receipt requested, containing the policy number and the names of the insured and the certificate holder, and (b) Sublessee shall be solely responsible for payment of all premiums under such policies and Sublessor shall have no obligation for the payment thereof notwithstanding that Sublessor is or may be named as an insured. Sublessee's failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Sublessor to exercise any or all of the remedies as provided in this Sublease in the event of Sublessee's default. All insurance required to be carried by Sublessee pursuant to the terms of this Sublease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in The Commonwealth of Massachusetts and rated in Best's Insurance Guide, or any successor thereto (of if there be none, an organization having a national reputation) as having a general policy-holder rating of "A" and a financial rating of at least "XIII". Sublessee shall not carry separate or additional insurance, concurrent in form or contributing, in the event of any loss or damage, with any insurance required to be obtained by Sublessee under this Sublease.

     (3) Sublessee shall procure an appropriate clause in, or endorsement on, any such "all risk" or fire or extended coverage insurance covering the Subleased Premises, the personal property, fixtures or equipment located thereon or therein, pursuant to which the insurance company waives subrogation or consents to a waiver of right of recovery by the insured prior to any loss. It is expressly understood and agreed that Sublessor will not be obligated to carry insurance on Sublessee's property or Sublessee's work or insurance against interruption of Sublessee's business.

     (4) Sublessee hereby releases Sublessor (its servants, agents, employees and invitees) with respect to any claim (including a claim for negligence) which Sublessee might otherwise have against Sublessor for loss, damage or destruction with respect to its property by fire or casualty (including rental value or business interruption, as the case may be) occurring during the term of this Sublease.

     26.  GOVERNING LAW.

     The provisions of this Sublease shall be governed and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

     27.  MISCELLANEOUS.

     (1) This Sublease may not be modified, amended, extended, renewed, terminated or otherwise modified by either Sublessor or Sublessee except by a written instrument signed by both of the parties hereto.

     (2) It is acknowledged and agreed that all understandings and agreements heretofore had between the parties hereto are merged in this Sublease, which alone fully and completely expresses their agreement with respect to the subject matter hereof. This Sublease has been executed and delivered after full investigation by each of the parties hereto, and neither party hereto has relied upon any statement, representation or warranty which is not specifically set forth in this Sublease.

     (3) This Sublease does not constitute an offer to sublease the Subleased Premises to Sublessee and Sublessee shall have not rights with respect to the leasing of the Subleased Premises unless and until Sublessor, in its sole and absolute discretion, elects to be bound hereby executing and unconditionally delivering to Sublessee an original counterpart hereof.

     (4) Sublessee acknowledges that Sublessor has disclosed to Sublessee various matters of dispute between Sublessor and Landlord, including a notice of an Event of Default which Sublessor is contesting.

     28.  LANDLORD'S CONSENT.

     (1) Sublessor and Sublessee each acknowledge and agree that this Sublease is subject to the unconditional consent of Landlord, as required by Section 9.1 of the Lease. Sublessor shall diligently pursue Landlord's consent hereto in accordance with the terms of the Lease, provided, however that in no event shall Sublessor be required to expend any sums (other than reasonable legal fees customarily incurred by sublessors in connection with obtaining consents for subleases) or bring any lawsuits or other legal proceedings in order to obtain such consent; and if Landlord shall fail or refuse to give such consent, such failure or refusal shall in no event affect the validity or enforceability of-this Sublease. In the event that Landlord's consent is not obtained within thirty (30) days following the date hereof, either party shall have the right to terminate this Sublease by notice to the other, upon which notice, this Sublease shall be deemed terminated and of no further force and effect and neither party shall have any liability to the other hereunder other than the return of Sublessee's Security Deposit and any paid Rent.

     IN WITNESS WHEREOF, this Sublease has been duly executed as of the day and year first above written.


                                       SUBLESSOR:

                                       RENAISSANCE WORLDWIDE, INC.


                                       By: /s/ Ronan P. O'Brian
                                           -------------------------------------
                                           Name: Ronan P. O'Brian
                                           Title: corporate Counsel


                                       SUBLESSEE:

                                       NETEGRITY, INC.

                                       By: /s/ James E. Hayden
                                           -------------------------------------
                                           Name: James E. Hayden
                                           Title: Vice Presedent and Treasurer